Exhibit 99.1

Graham Holdings Acquires Group Dekko

Arlington, VA - November 13, 2015 -Graham Holdings Company (NYSE:GHC) today announced it has acquired Group Dekko, a Garrett, IN-based manufacturer of electrical solutions for applications across three business lines: workspace power solutions, architectural lighting, and electrical components and assemblies. John May, chief executive officer, and the Dekko management team will continue to run the business. The purchase price was not disclosed.

Group Dekko (www.dekko.com) was founded in 1952. For over 60 years, the company has focused on its current product lines, and has provided manufacturing, design, and engineering solutions to its customers.

Timothy O’Shaughnessy, president and chief executive officer of Graham Holdings, said: “Our acquisition of Group Dekko is part of Graham Holdings’ ongoing strategy of investing in companies with demonstrated earnings potential and strong management that fits with our decentralized operating philosophy. We are a diverse group of businesses that share common goals and values but each with its own identity and workplace culture, and with management responsible for its operations.”

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About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services; television broadcasting; online, print and local TV news; home health and hospice care; and custom manufacturing. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV-Detroit, KPRC-Houston, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville); The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns Trove, a social news aggregator; SocialCode, a leading social marketing solutions company; Celtic Healthcare and Residential Healthcare Group, home health and hospice providers; Joyce/Dayton Corp., a manufacturer of screw jacks, linear actuators and lifting systems; and Forney Corporation, a manufacturer of burners, igniters, dampers and controls for combustion processes in electric utility and industrial applications.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450